Exhibit (h)(ii)

FIRST AMENDMENT  TO TRANSFER AGENT AND
ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment to Transfer Agent and Administrative Services Agreement (this “Amendment”) is made this 29th day of July, 2011, by and between Stratus Fund, Inc., a Minnesota corporation (the “Fund”), and Adminisystems, Inc., a Nebraska corporation formerly known as Lancaster Administrative Services, Inc. (the “Administrator”).

WHEREAS, the Fund and the Administrator have entered into that certain Transfer Agent and Administrative Services Agreement dated July 1, 1999 (the “Agreement”); and

WHEREAS, the Fund and the Administrator now desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Description of Administrative Services.  Section 3(f) of the Agreement is amended to read as follows:

(f)

Assist in preparation of the Fund’s semi-annual reports on Form N-SAR, certified shareholder reports on Form N-CSR, proxy voting records on Form N-PX, portfolio holdings on Form N-Q and other reports required to be filed with the Securities and Exchange Commission.

2.

Description of Transfer Agent Services.  Section 4(c) of the Agreement is amended to read as follows:

(c)

Prepare shareholder meeting lists for shareholder meetings, when called;

3.

Disaster Recovery.  Section 6 of the Agreement is amended to read in its entirety as follows:

6.

Disaster Recovery.  The Administrator has adopted and shall maintain procedures to maintain records and operations in the event of emergency closings, computer failures and operational problems and market emergencies.  The Administrator shall provide a copy of such procedures to the Fund upon request, and the will notify the Fund of any material changes to its procedures.

4.

Fees of the Administrator.  The first sentence of Section 7 of the Agreement is amended to read as follows:

For the services and facilities to be furnished by the Administrator hereunder, the Fund shall pay an annual fee of 0.25% of the daily average net asset value of each Portfolio of the Fund as ascertained each business day and paid monthly.

5.

Safekeeping of Books and Records.  The following paragraph is hereby included in Section 12 of the Agreement:

The Administrator shall take such actions as it deems reasonably necessary to:

•

Ensure the security and confidentiality of Fund shareholder records and information;

•

Protect against any anticipated threats or hazards to the security or integrity of Fund shareholder records and information; and

•

Protect against unauthorized access to or use of Fund shareholder records or information that could result in substantial harm or inconvenience to any Fund shareholder.

6.

Effect of Amendment.  Except as specifically modified in this Amendment, the terms, conditions, and provisions of the Agreement remain unchanged and in force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

STRATUS FUND INC.

/s/ Jon Gross

By:  Jon Gross

Title:  President

ADMINISYSTEMS, INC.

/s/ Jeffrey Jewell

By:  Jeffrey Jewel

Title:  Vice President

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